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                                                                    EXHIBIT 99.9

                      FORM OF OPINION OF BROOKE BASSETT,
                   ESQ. RE VALIDITY OF ISSUANCE RESOLUTIONS

               [CALIFORNIA TRADE AND COMMERCE AGENCY LETTERHEAD]

                              _____________,1997

California Infrastructure and Economic
  Development Bank
C/O California Trade and Commerce Agency
801 K Street, Suite 1700
Sacramento, California 95814

       Re: California Infrastructure and Economic Development Bank Special Purpose Trust [ACRONYM Of UTILITY]
            Rate Reduction Certificates

Ladies and Gentlemen:

     I serve as general counsel to the California Infrastructure and Economic Development Bank. The Bank is a public body organized within the government of the State of California and created pursuant to the Bergeson-Peace Infrastructure and Economic Development Bank Act, codified at (S) 63000 et seq. of the California Government Code, as amended (the "Act"). The Bank is governed, and its corporate powers are exercised by, a Board of Directors consisting of the Director of Finance, the State Treasurer and Secretary of Trade and Commerce.

     Pursuant to AB 1890 (Chapter 854, Statutes of 1996), as amended by SB 477 (Chapter 275, Statutes of 1997)(collectively, "Restructuring Legislation"), each California investor-owned electric utility (each an "IOU") is permitted to recoup net costs of its uneconomic generation-related assets and obligations (defined in the Restructuring Legislation as "transition costs") from its customers within its historic service territory. The Restructuring Legislation authorizes the issuance of rate reduction bonds (as defined in the Restructuring Legislation) (the "Bonds") to facilitate the recovery of a portion of these transition costs and the implementation of a ten percent rate reduction for residential and small commercial electric customers.

     Under the Restructuring Legislation, a project for the financing of transition costs and the acquisition of transition property (as defined in the Restructuring Legislation) upon the request of an IOU is deemed to be in the public interest and eligible for financing by the Bank.

     Pursuant to Resolutions B97-06 and B97-15 the Bank has approved the form of application for the financing of transition costs and established procedures (the "Procedures") for the expeditious review of applications submitted by the IOUs for the issuance and approval of the Bonds.


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     Pursuant to Resolution B97-09, the Bank determined that the issuer of Bonds will be a special purpose trust and, pursuant to Resolution No. B97-16, the Bank determined that the special purpose trust will be a business trust organized as a not-for-profit business trust under the laws of the State of Delaware and named California Infrastructure and Economic Development Bank Special Purpose Trust PG&E-1 ("Trust").

     Pursuant to Resolution No. 97-18 (the "Resolution"), the Bank has approved the issuance of the Bonds by the Trust in the form of Rate Reduction Certificates, has provided for the Necessary Approvals as therein defined, approved specified documents and determined certain terms and conditions relating thereto as required by the Restructuring Legislation and the Financing Order.

     I have examined originals, or copies identified to my satisfaction as being true copies, of the Resolutions, certificates of Bank officers, and other such documents, opinions and matters as I have considered necessary or appropriate under the circumstances to render the opinions set forth herein.

     Based on and subject to the foregoing, and in reliance thereon, as of the date hereof, I am of the opinion that the Resolution has been duly and validly adopted by the Bank at a meeting for which due and proper notice was given in accordance with the laws of the State of California. I am further of the opinion that such Resolution is in full force and effect and has not been amended.

     I consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 (Registration No. 333-30715) and to the use of my name wherever appearing in such Registration Statement and any amendment thereto. In giving the foregoing consent, however, I do not admit that I come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                            Respectfully submitted,

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